Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated June 30, 2004 with respect to consolidated financial statements of Mechel Steel Group OAO, February 28, 2004 with respect to consolidated financial statements of Chelyabinsk Metallurgical Plant OAO, June 30, 2004 with respect to consolidated financial statements of Beloretsk Metallurgical Plant OAO, June 30, 2004 with respect to consolidated financial statements of Korshunov Mining Plant OAO, and June 25, 2004 with respect to consolidated financial statements of Izhstal OAO, in Amendment No. 3 to the Registration Statement on Form F-1 (Registration No. 333-119497) and related Prospectus of Mechel Steel Group OAO for the registration of its common shares.

/s/    Ernst & Young (CIS) Limited

Moscow, Russian Federation

October 13, 2004